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                                                                    Exhibit 23.4


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ribi ImmunoChem Research, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about December 29, 2000 of Corixa Corporation of our report dated January 22, 1999, with respect to the balance sheets of Ribi ImmunoChem Research, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Corixa Corporation dated October 6, 1999.



Billings, Montana                                        KPMG LLP
December 28, 2000